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Exhibit 99. Press Release

             SALIENT CYBERTECH  BUSINESS UPDATE

October  29,1999 (Sarasota, Florida). Salient  Cybertech  (OTCBB:
SLEL) today announced the following business information update:

A reverse split, previously approved at the May 22, 1999 shareholders' and board of directors' meetings, will be effective on market opening Monday November 1, 1999. Salient Cybertech stock will be reverse split 1 for 10 with any fractional shares rounded up to full shares.

The company also announced that it is in negotiations to form a joint venture with an internet company, which has children's education and entertainment web sites as well as distance learning and testing contracts for state automobile drivers' license written exams and insurance industry sponsored traffic safety courses. The new joint venture will use SWIFT (tm) (SoftWare Intelligent Freeform Training) technology from Salient Cybertech's Gemini Learning Systems division, and will raise private placement capital to fund development and operations.

"We are excited about using SWIFT distance learning software to deliver a wholesome internet entertainment and learning environment for children," said CEO Paul Sloan, "and the fees from drivers' courses will provide a strong recurring revenue base."

Questions  should be addressed to Paul Sloan, Salient  Cybertech,
Inc.   at   Investor   Relations   (941)   349-6583   or    visit
www.salientcyber.com.

Forward Looking Statements : This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a new "safe harbor" for these types of statements. To the extent statements in this news release involve, without limitation, product development and introduction plans, the Company's expectations for growth, estimates of future revenues, expenses, profits, cash flow, balance sheet items, sell-through or backlog, forecasts of demand or market trends for the Company's product categories and for the industries in which the Company operates, or any other guidance on future periods, these statements are forward-looking statements. The Company assumes no obligation to update forward-looking statements.